Exhibit 99.1

Joseph Gromek Appointed to Guess?, Inc. Board of Directors

LOS ANGELES, CA, April 8, 2014 - Guess?, Inc. (NYSE:GES) today announced that its Board of Directors has appointed Joseph Gromek to its Board, increasing the number of directors to seven and bringing the total number of independent directors to five. Mr. Gromek will also serve on the Compensation and Nominating and Governance Committees of the Board.
Mr. Gromek was President and CEO of The Warnaco Group, Inc., a global apparel company, from 2003 until his retirement in 2012. Prior to that time, he served as President and CEO of Brooks Brothers, Inc. and held senior management positions with a variety of other well-known retail and apparel companies including Saks Fifth Avenue, Limited Brands, Inc. and Ann Taylor.
Maurice Marciano, Chairman of the Board, commented, “I have known Joe since he was at Saks Fifth Avenue in the early 80’s. He has had an amazing career in the industry and he’s bringing with him tremendous experience both in the United States and worldwide. We are delighted that Joe will be joining our Board.”

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of February 1, 2014, the Company directly operated 494 retail stores in the United States and Canada and 346 retail stores in Europe, Asia and Latin America. The Company’s licensees and distributors operated an additional 868 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.
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